HANCOCK FABRICS ANNOUNCES

FIRST QUARTER RESULTS

COMPARABLE STORE SALES UP 3.5%

BALDWYN, MS, June 8, 2012 – Hancock Fabrics, Inc. (OTC symbol: HKFI) today announced financial results for its first quarter ended April 28, 2012.

Financial results for the first quarter include:

•	Net sales for the quarter increased 3.5% on a comparable basis to $63.9 million compared to $62.0 million for first quarter of last year. This is an almost five percentage point improvement over the previous year comparable sales decrease of 1.3%.

•	Operating loss for the quarter was $1.2 million compared to a $1.0 million loss in the first quarter of last year.

•	Net loss was $2.4 million, or $0.12 per basic share, in the first quarter of fiscal 2012 compared to a net loss of $2.2 million, or $0.11 per basic share in the first quarter of fiscal 2011.

•	Adjusted EBITDA totaled $207,000 compared to $552,000 for the first quarter of fiscal 2011.

•	At quarter end, the Company had outstanding borrowings under its revolving line of credit of $35.5 million and outstanding letters of credit of $6.3 million. Additional amounts available to borrow under its revolving line of credit at the end of the quarter were $28.4 million. The balance of the Company’s subordinated debt was $21.6 million at quarter end, and the unamortized warrant discount on this debt was $2.9 million.

Steve Morgan, President and Chief Executive Officer commented, "Sales continue to ramp as we move into June, with 7 months of positive comparables in a row. This is the first time that Hancock has achieved a continuous sales increase for that period of time since 2003.” Morgan continued, “The first quarter expenses, as committed, were reduced by over $900,000 compared to last year’s first quarter, and point of sale gross margin dollars provide a $905,585 increase over last year’s first quarter – even though our increased promotional activity driven by competitive pressures decreased the point of sale gross margin rate slightly.” Morgan concluded, “Inventories are extremely clean and initiatives put into place over the past 8 months continue to contribute to these positive comparables. We feel optimistic about the remainder of the year.”

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Operating Results

Our point of sale gross margin provided an additional $0.9 million of product margin dollars for the quarter over the same quarter last year, despite decreasing by 70 basis points. This point of sale gross margin rate softening was a result of the necessity of increased promotional activity as a consequence of consumer sensitivity to pricing. Our product margin dollar improvement was offset by inventory valuation reserve changes year over year. This decline was reduced by a decrease in freight costs and in sourcing and warehousing expenses compared to the first quarter of the prior year.

Selling, general and administrative expenses for the quarter decreased by $0.9 million to $26.4 million or 41.2% of sales compared to $27.3 million or 44.1% of sales for the first quarter of the prior year. Expense savings were experienced in all areas other than advertising during the quarter. The additional advertising spend in order to drive sales and margin dollars was a result of the increased promotional activity.

Store Openings, Closings and Remodels

During the quarter, the Company relocated 2 units, ending the quarter with 263 stores.

Hancock Fabrics, Inc. is committed to being the inspirational authority in fabric and sewing, serving creative enthusiasts with a complete selection of fashion and home decorating textiles, sewing accessories, needlecraft supplies and sewing machines. The Company currently operates 263 retail stores in 37 states and an Internet store at www.hancockfabrics.com.

Contact:

Robert W. Driskell

Executive Vice President and

Chief Financial Officer

662.365.6112

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Supplemental Disclosures Regarding Non-GAAP Financial Information

The Company has presented Adjusted Earnings before Interest, Taxes, Depreciation and Amortization (“Adjusted EBITDA”) in this press release to provide investors with additional information to evaluate our operating performance and our ability to service our debt.  The Company defines Adjusted EBITDA as net earnings before interest, income taxes, discontinued operations, depreciation and amortization, reorganization expenses and significant one-time items. The Company uses Adjusted EBITDA, among other things, to evaluate operating performance, to plan and forecast future periods’ operating performance, and as an incentive compensation target for certain management personnel.

As Adjusted EBITDA is not a measure of operating performance or liquidity calculated in accordance with U.S. GAAP, this measure should not be considered in isolation of, or as a substitute for, net income (loss), as an indicator of operating performance, or net cash (used in) provided by operating activities as an indicator of liquidity.  Our computation of Adjusted EBITDA may differ from similarly titled measures used by other companies. As Adjusted EBITDA excludes certain financial information compared with net income (loss) and net cash (used in) provided by operating activities, the most directly comparable GAAP financial measures, users of this financial information should consider the types of events and transactions which are excluded. The table below shows a reconciliation of Adjusted EBITDA to net loss and net cash (used in) provided by operating activities.

Statements in this news release that are not historical facts are forward-looking statements that involve risks and uncertainties which could cause actual results to differ materially from those contained in the forward looking statements. These risks and uncertainties include, but are not limited to, general economic trends, adverse discounting actions taken by competitors, changes in consumer demand or purchase patterns, delays or interruptions in the flow of merchandise between the Company’s suppliers and/or its distribution center and its stores, rising fuel costs, tightening of purchase terms by suppliers and their factories, our significant indebtedness, a disruption in the Company’s data processing services and other risks and uncertainties discussed in the Company’s Securities and Exchange Commission filings, including the risk factors set forth in Item 1A of the Company's Annual Report on Form 10-K for the year ended January 28, 2012. The Company undertakes no obligation to revise these forward-looking statements to reflect events or circumstances after the date hereof or to reflect the occurrence of unforeseen events.

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HANCOCK FABRICS, INC.

CONSOLIDATED BALANCE SHEETS

	(unaudited)
	April 28,	April 30,	January 28,
(in thousands, except for share amounts)	2012	2011	2012 (1)
Assets
Current assets:
Cash and cash equivalents	$2,502	$2,363	$2,648
Receivables, less allowance for doubtful accounts	4,262	3,203	3,993
Inventories, net	97,753	86,729	95,925
Prepaid expenses	3,301	2,416	3,069
Total current assets	107,818	94,711	105,635

Property and equipment, net	35,384	38,279	36,275
Goodwill	2,880	3,139	2,880
Other assets	1,468	1,850	1,597
Total assets	$147,550	$137,979	$146,387

Liabilities and Shareholders' Equity
Current liabilities:
Accounts payable	$21,303	$19,758	$19,350
Accrued liabilities	14,432	13,390	16,306
Other pre-petition obligations	-	725	-
Total current liabilities	35,735	33,873	35,656

Long-term debt obligations, net	54,139	28,847	49,373
Capital lease obligations	2,921	3,040	2,947
Postretirement benefits other than pensions	2,359	2,392	2,429
Pension and SERP liabilities	34,453	29,376	35,683
Other liabilities	6,257	7,699	6,428
Total liabilities	135,864	105,227	132,516

Commitments and contingencies

Shareholders' equity:
Common stock, $.01 par value; 80,000,000 shares authorized; 34,825,211, 33,468,455 and 33,914,711 issued and 21,420,131, 20,068,543 and 20,511,123 outstanding, respectively	348	335	339
Additional paid-in capital	90,134	89,764	90,013
Retained earnings	102,526	114,082	104,936
Treasury stock, at cost, 13,405,080, 13,399,912 and 13,403,588 shares held, respectively	(153,738)	(153,733)	(153,737)
Accumulated other comprehensive loss	(27,584)	(17,696)	(27,680)
Total shareholders' equity	11,686	32,752	13,871
Total liabilities and shareholders' equity	$147,550	$137,979	$146,387

(1) - From audited balance sheet included in our annual report on Form 10-K for the fiscal year ended January 28, 2012.

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HANCOCK FABRICS, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

(unaudited)

	Thirteen Weeks Ended
	April 28,	April 30,
(in thousands, except per share amounts)	2012	2011

Net sales	$63,944	$61,977
Cost of goods sold	37,843	34,605

Gross profit	26,101	27,372

Selling, general and administrative expense	26,351	27,340
Depreciation and amortization	937	1,037

Operating loss	(1,187)	(1,005)

Interest expense, net	1,223	1,147

Loss from continuing operations before income taxes	(2,410)	(2,152)
Income taxes	-	-

Net loss	$(2,410)	$(2,152)

Net loss per common share, basic and diluted	$(0.12)	$(0.11)

Weighted average shares outstanding, basic and diluted	19,913	19,781

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Hancock Fabrics, Inc.

Reconciliation of Adjusted EBITDA

(unaudited)

	Thirteen Weeks Ended
	April 28,	April 30,
(in thousands)	2012	2011

Net cash (used in) provided by operating activities	$(3,791)	$1,115
Depreciation and amortization, including cost of goods sold	(1,394)	(1,557)
Amortization of deferred loan costs	(62)	(62)
Amortization of bond discount	(583)	(583)
Stock compensation expense	(130)	(94)
Inventory valuation reserve	(342)	860
Other	(135)	(78)
Changes in assets and liabilities	4,027	(1,753)

Net loss	(2,410)	(2,152)
Interest expense, net	1,223	1,147
Depreciation and amortization, including cost of goods sold	1,394	1,557

Adjusted EBITDA	$207	$552

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